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                                                                 Exhibit (e)(11)

                                  July 26, 1984



                             PRIVATE & CONFIDENTIAL

Mr. Stephen R. Adler
601 Roberts Lane
Marlton, N.J. 08053

Dear Steve:

         It is a pleasure to offer you the position of Vice President - Human Resources with the America Division of Sybron Chemicals Inc. Your salary is to be $50,000 per year. You will be eligible for our Executive Bonus Program starting January 1, 1985. That program at your entry grade level carries an annual target award of 18% of' your salary with the actual award ranging from 0 to 200% of target, depending on how you, the Division and the Chemical Company achieve the objectives.

         You will be reporting to the undersigned, and your employment with us will commence on September 4, 1984. The general conditions of your employment with Sybron Chemicals Inc.
will be as follows:

         1. Your responsibilities include but are not limited to those described in the attached Job Description.

         2. In the case of field trips on the business of the Company, your reasonable and necessary vouchered expenses will be paid by us in accordance with our expense policy.

         3. You will be eligible to participate in our hospitalization, dental, group insurance, vacation and employee pension plans in accordance with our current company policy as it may change from time to time.

         4. Our standard company policies will prevail with respect to termination of employment.

         5. This offer is contingent on your undergoing and providing us with the results of a pre-employment general physical examination, including chest X-ray, which can be done by your own doctor, at our expense. We are enclosing an appropriate
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                  medical form. I would also appreciate your completing the
                  enclosed application form for our records.

         6. This offer is contingent upon your signing our enclosed Trade Secret Agreement.

         We are enclosing a signed duplicate of this letter and, if the terms of our employment offer are satisfactory, please sign and return the duplicate to us by August 6, 1984, in the enclosed self-addressed envelope. Its receipt by us will constitute an agreement between us and will be binding upon and inure to the benefit of you, this Company, and any company succeeding to the general business and properties of this Company by merger, purchase or other wise.

         We look forward to your joining us.

                               Very truly yours,

                               SYBRON CHEMICALS INC.
                               Subsidiary of Sybron Corporation


                               Richard K. Klein
                               President and Chief Executive Officer

RMK/cmr
Encls.


The foregoing is hereby accepted this -------- day of -------------------- 1984.




                                      -----------------------------------
                                      Stephen R. Adler

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                                February 13, 1998


Mr. Stephen R. Adler
39 Broadacre Drive
Mt. Laurel, NJ  08054

Dear Steve:

                  Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates within 18 months Without Cause (as hereinafter defined), you shall be entitled, in lieu of any other severance pay, to a lump sum payment equal to your annual base salary then in effect plus your target bonus, payable no later than 30 days after your employment with the Company so terminates.

                  Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of
(i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) a material adverse change in your position or in the scope of your duties and responsibilities.

                  A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) sale or disposal of substantially all of the assets of the Company, or (ii) the date any entity, person or group, within the meaning the Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citicorp, or any of their subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (a) the Company's Common Stock, or (b) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity.

                  If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                       Sincerely,

                                       Richard M. Klein
                                       President and Chief Executive Officer
                                       Sybron Chemicals Inc.

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RMK/me

AGREED:


------------------------------
Stephen R. Adler


Date:
    ----------------------------

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                                 April 28, 2000



Mr. Stephen R. Adler
39 Broadacre Drive
Mt. Laurel, NJ  08054

Dear Steve:

                  Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates Without Cause (as hereinafter defined), you shall be entitled to the following benefits:

                  (a) If your employment terminates prior to the first anniversary of the date of the Change in Control, you shall be entitled, in lieu of any other severance pay, to a lump sum payment, payable within 30 days of the date your employment terminates, equal to the sum of the following:

                      (i) two times your base salary in effect on the Change in Control date; and

                      (ii) your Target Bonus (as defined in the Company's Executive Bonus Plan (the "Plan")) for the year in which your termination occurs, prorated for the number of months of service during that year prior to the termination; and

                      (iii) your full Target Bonus for each of the two years following the year in which your termination occurs.

                  (b) If your employment terminates on or after the first anniversary of the date of the Change in Control, you shall be entitled, in lieu of any other severance pay, to a lump sum payment, payable within 30 days of the date your employment terminates, equal to the sum of the following:

                      (i) one time your base salary in effect on the Change in Control date; and

                      (ii) your Target Bonus for the year in which your termination occurs, prorated for the number of months of service during that year prior to the termination; and

                      (iii) your full Target Bonus for the year following the year in which your termination occurs.

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                  The value of each Target Bonus payable hereunder shall be
determined in accordance with the provisions of Section 7(g)(4) of the Plan, as amended. The number of shares of Company Common Stock awarded for partial years shall be determined by prorating the Closing Price (as defined in the Plan) based on the Closing Price of the Common Stock on December 31 immediately preceding, and on December 31 immediately following, a date which is three years prior to the date your employment terminates.

                  Notwithstanding anything herein to the contrary, in the event the aggregate present value, determined in a manner consistent with applicable provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated pursuant thereto, of the benefits and/or payments provided to you under the terms hereof that are treated as Parachute Payments (as hereinafter defined), along with the aggregate present value (determined in the same manner) of all other payments and/or benefits provided to you by the Company that are also treated as Parachute Payments, exceeds three times your Base Amount (as hereinafter defined), the benefits and/or payments to which you are otherwise entitled under the terms hereof shall be reduced to the extent necessary so that the aggregate present value of all Parachute Payments to which you are entitled hereunder and any other agreement or arrangement with the Company shall not exceed three times your Base Amount. The reductions required under this paragraph, if any, shall be applied, to the extent possible, to all payments and/or benefits to which you are otherwise entitled under this Agreement in proportion to the Present Value of such payments and/or benefits, and otherwise in such manner as the Company deems appropriate at its discretion. In the event you receive Parachute Payments having an aggregate present value in excess of three times your Base Amount, you agree that you are not entitled to retain and shall immediately repay to the Company, in cash, the excess of the aggregate present value of all payments and/or benefits which constitute Parachute Payments over three times your Base Amount. For purposes of this paragraph the following terms shall have the meanings set forth below:

                  "Parachute Payment" means any payment to you in the nature of compensation that constitutes a "parachute payment" as that term is defined in Code Section 280G(b)(2); and

                  "Base Amount" means the amount which is determined to be your "base amount" as that term is defined in Code Section 280G(b)(3).

                  Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of
(i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) any material adverse change in your position, the location of your primary workplace, the scope of your duties and responsibilities, or your compensation and benefits.

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                  A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (a) the sale or disposal of substantially all of the assets of the Company, or (b) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citigroup or any of their subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any other person or group in which the present management of the Company shall have an aggregate equity interest, on a fully diluted basis, of no less than 15%, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (i) the Company's Common Stock, or (ii) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity.

                  This letter amends and supersedes the letter agreement dated February 13, 1998 covering the same subject matter covered by this letter.

                  If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                       Sincerely,



                                       Richard M. Klein
                                       President and Chief Executive Officer
AGREED:


/s/ Stephen R. Adler
-------------------------------
Stephen R. Adler